Exhibit 5.1

July 14, 2014

StemCells, Inc.

7707 Gateway Blvd

Newark, California 94560

Re: Registration Statement on Form S-3 (File No. 333-193100)

Ladies and Gentlemen:

We have acted as counsel to StemCells, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of 11,299,435 units (the “Units”), each of which includes one share of Common Stock, $0.01 par value per share (the “Common Stock”) of the Company and a warrant (“Warrant”) to purchase .85 shares of Common Stock (the shares of Common Stock included in the Units are referred to herein as the “Common Shares” and the shares of Common Stock initially issuable upon exercise of the Warrants included in the Units are referred to herein as the “Warrant Shares,” and together with the Warrants, the “Securities”) pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), the base prospectus dated January 8, 2014 (the “Base Prospectus”) and the prospectus supplement dated July 14, 2014 (together with the Base Prospectus, the “Prospectus”). The Securities are being sold pursuant to a securities purchase agreement, dated the date hereof (the “Purchase Agreement”), among the Company and the purchasers named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares have been duly authorized and, when issued and delivered pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be duly

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authorized, validly issued, fully paid and non-assessable, and (iii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold pursuant to the Purchase Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 and 11 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP Ropes & Gray LLP